EXHIBIT 99.1

Aastrom Biosciences Reports Operating Results for the Quarter and Six Months Ended June 30, 2012

Conference Call Today at 4:30 PM Eastern Time

ANN ARBOR, Mich., Aug. 7, 2012 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe chronic cardiovascular diseases, today reported operating results for the quarter and six months ended June 30, 2012.

Aastrom reported a net loss attributable to common shareholders for the quarter and six months ended June 30, 2012 of $8.6 million, or $0.22 per share, and $18.3 million, or $0.47 per share, respectively, compared to $10.0 million, or $0.26 per share, and $14.9 million, or $0.39 per share, for the same periods a year ago. The change in net loss compared to the quarter and six months ended June 30, 2011 is primarily due to the non-cash change in the fair value of warrants, offset by increases in research and development expenses.

Research and development expenses for the quarter and six months ended June 30, 2012 were $7.1 million and $13.9 million, respectively, versus $5.3 million and $9.7 million for the same periods a year ago. The increase in research and development expenses for both periods was primarily attributable to the advanced preparation for the Phase 3 clinical program for ixmyelocel-T in critical limb ischemia (CLI) and the Phase 2b RENEW program in dilated cardiomyopathy (DCM), which included clinical site identification, training and initiation of patient enrollment.

General and administrative expenses for the quarter and six months ended June 30, 2012 remained flat with the prior year at $2.2 million and $4.0 million, respectively, compared to $2.2 million and $4.1 million for the same periods a year ago.

Other income (expense) for the quarter and six months ended June 30, 2012 was $2.0 million and $1.1 million, respectively, compared to $(2.5) million and $(1.2) million for the same periods a year ago. These fluctuations were due to non-cash changes in the fair value of the company's outstanding warrants, as well as the June 27, 2012 warrant exchange for the December 2010 warrants.

As of June 30, 2012, the company had $28.7 million in cash and cash equivalents, compared to $5.5 million in cash and cash equivalents at December 31, 2011. For the quarter and six months ended June 30, 2012, cash used for operations was $8.0 million and $14.6 million, respectively.

Recent Business Highlights

During and since the second quarter of 2012, we have:

  Exchanged 9,691,900 out of 10 million warrants that were issued in December 2010 for 4,845,949 shares of common stock, thereby reducing the company's total number of fully diluted shares outstanding and the potential for further dilution;
  Initiated patient enrollment in the Phase 3 REVIVE-CLI clinical study of ixmyelocel-T in patients with critical limb ischemia;
  Completed preparations to launch the Phase 2b RENEW-DCM clinical study of ixmyelocel-T in patients with ischemic DCM;
  Published positive 12-month results from the Phase 2b RESTORE-CLI clinical study in the journal Molecular Therapy;
  Presented positive results from the Phase 2a clinical trial of ixmyelocel-T in patients with DCM at the Society for Cardiac Angiography and Interventions 2012 scientific sessions;
  Reported results of preclinical research demonstrating the ability of ixmyelocel-T to protect heart tissue from damage in a murine model of heart failure in a poster presentation at the 18th Annual International Society for Cellular Therapy Meeting; and
  Completed a study in collaboration with the University of Michigan School of Dentistry and the Michigan Center for Oral Health in patients who required jawbone reconstruction. The positive results from the clinical trial were recently published in the peer-reviewed journal Cell Transplantation and showed that patients receiving ixmyelocel-T tolerated the treatment well, and had greater bone density and quicker bone repair than those who received traditional bone generation therapy.

Tim Mayleben, president and chief executive officer of Aastrom, stated: "We believe the REVIVE-CLI study is off to a good start and that patient enrollment will accelerate in the next few months as more of the 80 U.S. study sites begin to screen patients for this pivotal Phase 3 trial. Our plan is to complete enrollment in the REVIVE study by the middle of 2014. In the meantime, we are continuing to expand our understanding of the mechanism of action of ixmyelocel-T and prepare to launch the Phase 2b RENEW-DCM study this month in patients with ischemic dilated cardiomyopathy. This trial will evaluate the potential of catheter administration of ixmyelocel-T to prevent cardiac events in these patients. We expect to complete the RENEW study in approximately 12 months and report top-line results in 2014."

Conference Call Information

Aastrom's management will host a conference call to discuss these results at 4:30 p.m. (EDT) today.  Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and reference Aastrom Biosciences second quarter investor conference call or conference ID 14739857.  The call will be available live in the Investors section of Aastrom's website at http://investors.aastrom.com/investors.cfm. A replay of the call will be available until August 11, 2012 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406 and using conference ID 14739857.  The webcast will also be available after the live event at http://investors.aastrom.com/events.cfm until August 7, 2013.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company's proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient's own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a planned Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com. For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2011	June 30, 2012
ASSETS
Cash and cash equivalents	$ 5,530	$ 28,666
Other current assets	645	464
Property and equipment, net	1,564	1,309
Total assets	$ 7,739	$ 30,439

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Warrant liabilities	$ 16,625	$ 7,221
Other current liabilities	4,045	4,769
Long-term debt	40	19
Series B-1 non-voting convertible preferred stock	--	1,450
Series B-2 voting convertible preferred stock	--	37,690
Shareholders' deficit	(12,971)	(20,710)
Total liabilities and shareholders' deficit	$ 7,739	$ 30,439

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012

REVENUES	$ --	$ --	$ 9	$ 2

COSTS AND EXPENSES
Cost of product sales and rentals	--	--	2	2
Research and development	5,304	7,069	9,676	13,865
Selling, general and administrative	2,203	2,231	4,098	3,993
Total costs and expenses	7,507	9,300	13,776	17,860

LOSS FROM OPERATIONS	(7,507)	(9,300)	(13,767)	(17,858)

OTHER INCOME (EXPENSE)
(Increase) decrease in fair value of warrants	(2,465)	1,948	(1,210)	1,048
Other income, net	15	17	32	20
Total other income (expense)	(2,450)	1,965	(1,178)	1,068

NET LOSS	(9,957)	(7,335)	(14,945)	(16,790)

ACCRETION OF CONVERTIBLE PREFERRED STOCK	--	1,231	--	1,520

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (9,957)	$ (8,566)	$ (14,945)	$ (18,310)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$ (0.26)	$ (0.22)	$ (0.39)	$ (0.47)

Weighted average number of common shares outstanding (Basic and Diluted)	38,622	38,882	38,619	38,812
CONTACT: Media contact
         Andrea Coan
         Berry & Company
         acoan@berrypr.com
         (212) 253-8881

         Investor contact
         Danielle Spangler
         The Trout Group
         dspangler@troutgroup.com
         (646) 378-2924